UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 13, 2006 (May 22, 2006)
HOLLYWOOD MEDIA CORP.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14332	65-0385686

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2255 Glades Road, Suite 221A, Boca Raton, Florida		33431

(Address of Principal Executive Office)		(Zip Code)
Registrant’s telephone number, including area code (561) 998-8000
Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS
Item 1.01 Entry into a Material Definitive Agreement.
Stock Purchase Agreement for Acquisition of Screenline
     On June 7, 2006, the registrant, Hollywood Media Corp. (“Hollywood Media”), entered into a definitive stock purchase agreement with the stockholder of Screenline Film- und Medieninformations GmbH (“Screenline”) for Hollywood Media’s acquisition of all of the outstanding capital stock of Screenline. This acquisition was completed and closed on June 13, 2006. As a result of the acquisition, Screenline became a subsidiary of Hollywood Media and its business will be integrated with Hollywood Media Corp.’s Baseline, Inc. subsidiary (“Baseline”).
     Screenline is a German based company that aggregates weekly box office data for more than 30 international territories and countries on a title by title basis. In addition, Screenline has aggregated extensive film synopses, cast and crew lists, release dates and budget information in English, German and Spanish. Screenline currently sells its data in emailed report format to subscribers that are primarily German film exhibitors. Hollywood Media expects Screenline’s databases to complement Baseline’s existing professional databases and serve as a platform for expansion of Baseline’s coverage of the European and international film and television industries. Baseline intends to monetize the expanded Screenline data thru subscription and syndication sales to its existing client base and by expanding its client footprint internationally and to non-English speaking countries.
     The aggregate purchase price paid by Hollywood Media for the capital stock of Screenline was (i) $500,000 in cash and (ii) $100,000 paid by the issuance of 23,844 unregistered shares of common stock of Hollywood Media, based on the closing date fair market value calculation set forth in the stock purchase agreement. In addition, the selling stockholder is also entitled to receive a cash earnout of up to $400,000 based on the revenue earned on Screenline data during the fiscal year ended December 31, 2008, which if earned will be payable by June 30, 2009.
     In addition, upon closing, Screenline entered into a three-year employment agreement with Mrs. Paula Kathryn Maracin-Krieg, an American citizen living in Germany who founded Screenline approximately 10 years ago and was the sole stockholder of Screenline. Pursuant to the terms of this employment agreement, Mrs. Krieg will serve as a managing director of Screenline at an annual salary of €84,500. Mrs. Krieg will also be entitled to receive an annual cash bonus equal to ten percent (10%) of Screenline’s annual profit from ordinary business activities (as defined in the stock purchase agreement) in excess of €169,000.
     The foregoing description of the stock purchase agreement and related transactions does not purport to be complete and is qualified in its entirety by reference to the following documents filed as exhibits to this Form 8-K report: (i) that certain Sale and Purchase Agreement, dated June 7, 2006, regarding the purchase of all shares in Screenline Film- und Medieninformations GmbH by Hollywood Media Corp., filed as Exhibit 10.1 hereto; and (ii) that certain Employment Agreement, dated June 7, 2006, by and between Screenline Film- und Medieninformations GmbH and Mrs. Paula Kathryn Maracin-Krieg, filed as Exhibit 10.2 hereto.

     Statements in this Form 8-K may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties including, but not limited to, the need to manage our growth and integrate new businesses, our ability to realize anticipated revenues and cost efficiencies, our ability to develop strategic relationships, our ability to compete with other media, data and Internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media’s filings with the Securities and Exchange Commission, including its Form 10-K for 2005 as amended. Such forward-looking statements speak only as of the date on which they are made.
SECTION 3 — SECURITIES AND TRADING MARKETS
Item 3.02 Unregistered Sales of Equity Securities.
     The information regarding the issuance on June 7, 2006 of 23,844 unregistered shares of common stock of Hollywood Media set forth in Item 1.01 above is incorporated by reference.
     On May 22, 2006, Hollywood Media issued 312,500 shares of common stock upon conversion of the entire $1,000,000 principal balance of its 6% Convertible Debenture due May 22, 2006 at a conversion price of $3.20 per share, and 2,054 shares of common stock were issued in payment of accrued interest on the Debenture, in accordance with the terms of the Debenture.
     The securities described above were issued without registration under the Securities Act of 1933 by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof and/or Regulation D thereunder, based upon investment representations to Hollywood Media relating thereto.
SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

10.1	Sale and Purchase Agreement, dated June 7, 2006, regarding the purchase of all shares in Screenline Film- und Medieninformations GmbH by Hollywood Media Corp.

10.2	Employment Agreement, dated June 7, 2006, by and between Screenline Film- und Medieninformations GmbH and Mrs. Paula Kathryn Maracin-Krieg.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLYWOOD MEDIA CORP.
By:	/s/ Mitchell Rubenstein
Mitchell Rubenstein
Chief Executive Officer

Date: June 13, 2006

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